EXHIBIT 5.1

200 East Randolph Drive
Chicago, Illinois 60601

312 861-2000

www.kirkland.com

Facsimile:
312 861-2200

May 7, 2007
Hanesbrands Inc.
1000 East Hanes Mill Road
Winston-Salem, NC 27105

Re:	Registration Statement on Form S-4
Ladies and Gentlemen:
     We are issuing this opinion letter in our capacity as special legal counsel to Hanesbrands Inc., a Maryland corporation (the “Issuer”), and the guarantors set forth on Exhibit A hereto (the “Guarantors” and, collectively with the Issuer, the “Registrants”), in connection with the proposed registration by the Issuer of up to $500,000,000 in aggregate principal amount of the Issuer’s Floating Rate Senior Notes due 2014 (the “Exchange Notes”), pursuant to a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) on April 25, 2007, under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”). The obligations of the Issuer under the Exchange Notes will be guaranteed by the Guarantors (the “Guarantees”). The Exchange Notes and the Guarantees are to be issued pursuant to the Indenture (the “Indenture”), dated as of December 14, 2006, by and among the Issuer, the guarantors named therein, and Branch Banking and Trust Company, as Trustee. The Exchange Notes and the Guarantees are to be issued in exchange for and in replacement of the Issuer’s outstanding Floating Rate Senior Notes due 2014 (the “Old Notes”) and the related guarantees, of which we understand $500,000,000 in aggregate principal amount is outstanding.
     In connection with issuing this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) resolutions of the Issuer with respect to the issuance of the Exchange Notes, (ii) the Indenture, (iii) the Registration Statement and (iv) the Registration Rights Agreement, dated as of December 14, 2006, by and among the Issuer, certain subsidiaries of the Issuer and Morgan Stanley & Co. Incorporated, Merrill Lynch, Pierce, Fenner & Smith Incorporated, ABN AMRO Incorporated, Barclays Capital Inc., Citigroup Global Markets Inc. and HSBC Securities (USA) Inc., as initial purchasers.

Hanesbrands Inc.
May 7, 2007

     For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto and the due authorization, execution and delivery of all documents by the parties thereto. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Issuer and others.
     Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) public policy considerations which may limit the rights of parties to obtain certain remedies.
     Based upon and subject to the assumptions, qualifications, exclusions and limitations and the further limitations set forth below, we are of the opinion that when (i) the Registration Statement becomes effective, (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes have been duly executed and authenticated in accordance with the provisions of the Indenture and duly delivered to the holders thereof in exchange for the Existing Notes, the Exchange Notes will be binding obligations of the Issuer and the Guarantees will be binding obligations of the Guarantors.
     We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.
     Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of New York or the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware constitution and

Hanesbrands Inc.
May 7, 2007

reported judicial decisions interpreting the foregoing), and represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. For purposes of our opinion that the Exchange Notes will be binding obligations of the Issuer, we have, without conducting any research or investigation with respect thereto, relied on the opinion of Venable LLP that such Exchange Notes have been duly authorized and that the execution and delivery of, and the performance by the Issuer of its obligations under, the Exchange Notes will not violate the law of the State of Maryland, and we have made no investigation of, and do not express or imply an opinion on, the laws of such state. This letter is not intended to guarantee the outcome of any legal dispute which may arise in the future. We are not qualified to practice law in the State of Delaware and our opinions herein regarding Delaware law are limited solely to our review of provisions of the General Corporation Law of the State of Delaware which we consider normally applicable to transactions of this type, without our having made any special investigation as to the applicability of another statute, law, rule or regulation. None of the opinions or other advice contained in this letter considers or covers any foreign or state securities (or “blue sky”) laws or regulations.
     This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the States of New York or Delaware be changed by legislative action, judicial decision or otherwise.
     This opinion is furnished to you in connection with the filing of the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

Sincerely, /s/ Kirkland & Ellis LLP Kirkland & Ellis LLP

Hanesbrands Inc.
May 7, 2007

Exhibit A

Guarantor	Jurisdiction
BA International, L.L.C.	Delaware
Caribesock, Inc.	Delaware
Caribetex, Inc.	Delaware
CASA International, LLC	Delaware
Ceibena Del, Inc.	Delaware
Hanes Menswear, LLC	Delaware
Hanes Puerto Rico, Inc.	Delaware
Hanesbrands Distribution, Inc.	Delaware
HBI Branded Apparel Enterprises, LLC	Delaware
HBI Branded Apparel Limited, Inc.	Delaware
HbI International, LLC	Delaware
HBI Sourcing, LLC	Delaware
Inner Self, LLC	Delaware
Jasper-Costa Rica, L.L.C.	Delaware
National Textiles, L.L.C.	Delaware
Playtex Dorado, LLC	Delaware
Playtex Industries, Inc.	Delaware
Seamless Textiles, LLC	Delaware
UPCR, Inc.	Delaware
UPEL, Inc.	Delaware